Exhibit 99.1

CONTACT:	Kenneth T. Hern, Chairman and CEO
Nova Biosource Fuels, Inc.
+1 713 869 6682
or
Hala Elsherbini
Halliburton Investor Relations
+1 972 458 8000

Nova Biosource Fuels Provides Operational Update for Progress at Biodiesel Refineries

HOUSTON, TX – August 4, 2008 – Nova Biosource Fuels, Inc. (AMEX: NBF), a refiner and marketer of ASTM quality biodiesel, announced today that it has maintained refinery production with all three 20 million gallon per year production trains at its biodiesel refinery in Seneca, Illinois, with two trains currently operating at approximately 75 percent of nameplate capacity and one train producing at approximately 50 percent of nameplate capacity for an overall refinery production rate of approximately 65 percent.  In the month of July, all trains were idled at times for maintenance and repairs. During this time, additional feedstocks were received, bringing the amount in storage and on site to capacity.

“The nature of the commissioning and testing process of these trains has made it difficult to support steady-state operations, which, along with the stress of the summer feedstock markets and working capital constraints, are expected to continue to affect our financial results through the fourth quarter,” said Kenneth T. Hern, Chairman and CEO of Nova.

Nova’s plan for the month of August is to continue to operate the trains at 50 percent to 75 percent of nameplate capacity while continuing to make refinements and adjustments intended to ensure reliability for the performance demonstration runs required to be completed by September 30, 2008 under the terms of the refinery’s credit agreement.  In addition, as previously reported in its most recent quarterly report on Form 10-Q, Nova continues to seek additional capacity under its working capital facility in order to address unprecedented spikes in the feedstock market, with prices of high free fatty acid (FFA) feedstocks rising from $0.33 to $0.39 per pound in March to $0.46 to $0.50 per pound in mid July. Feedstock prices appear to have started to moderate in the last week of July.  In comparison, market prices for crude, degummed soybean oil ranged from $0.62 to $0.65 per pound in mid-July, with prices appearing to moderate to $0.58 to $0.60 per pound in the last week of July.

“We are very proud of our operating crews who have been doing a magnificent job to ensure all trains are properly conditioned to operate at maximum capacity while maintaining high quality ASTM D6751 standard biodiesel production,” said Mr. Hern.  “Our plan for the next three months is to continue to work through the fixed price sales commitments that range from $3.54 to $4.07 per gallon, with most of our sales in July being at the lower end of that range.  We have additional sales commitments priced at a spread above NYMEX heating oil, for which we expect to begin making significant deliveries in the month of October.  Additionally, we are pleased that the summer commodity price spike has had a positive effect on our sales of co-products, which have helped offset the overall cost of B100 production by approximately $0.30 to $0.35 per gallon.”

Nova also announced today that the repairs at the Scott biodiesel refinery in Greenville, Mississippi, were completed on schedule in mid June.  As previously reported, Scott’s operations team restarted the biodiesel refinery on June 19 with the refinery producing ASTM D6751 quality biodiesel at near nameplate capacity, using animal fat feedstock with free fatty acid levels of between 2 percent to 5 percent.  Scott’s operations team intends to continue with training and plant optimization before seeking substantial completion certification and commencement of off-take in August pursuant to Nova’s tolling agreement with Scott Petroleum Corporation.

Nova’s Clinton County biodiesel refinery continues to operate at 50 percent to 60 percent of nameplate capacity, with production limited in the month of July by maintenance requirements and the working capital constraints discussed above.  Low FFA feedstock pricing was approximately $0.48 to $0.50 per pound, although the price disparity between low and high FFA animal-based feedstock pricing is expected to increase during the later months of the summer.  B100 pricing for the Clinton County refinery has ranged from $4.70 to $5.02 per gallon in the spot market for the month of July.

About Nova Biosource Fuels, Inc.

Nova Biosource Fuels, Inc. is an energy company that refines and markets ASTM standard biodiesel and related co-products through the deployment of its proprietary, patented process technology, which enables the use of a broader range of lower cost feedstocks. Nova is focused on building and operating a number of Nova-owned biodiesel refineries, with a goal of attaining production capacity of between 180 to 220 million gallons of biodiesel fuel on an annual basis. In particular, it is investing to improve the profitability of its 10 million gallon per year biodiesel refinery in Clinton, Iowa, while also completing the construction of its 60 million gallon per year biodiesel refinery in Seneca, Illinois. Nova’s business strategy for the next three years includes building up to seven biodiesel refineries with production capacities ranging from 20 to 100 million gallons each per year. More information on Nova Biosource Fuels can be found at www.novabiosource.com.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Quarterly Report on Form 10-Q for the period ended April 30, 2008, which describes the risks and other factors that may affect Nova’s business, financial condition, results of operations and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.

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